KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

NexPoint Credit Strategies Fund

We consent to the use of our report dated June 16, 2016, with respect to the financial statements of NexPoint Real Estate Strategies Fund, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

June 16, 2016

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.